Exhibit 99.1

HFF, Inc. reports third quarter 2016 financial and transaction production results

DALLAS, TX – November 2, 2016—HFF, Inc. (NYSE: HF) (the Company or HFF) reported today its financial and production volume results for the third quarter of 2016. Based on transaction volume, HFF, through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S., providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector.

Third Quarter 2016 Highlights

•	Revenue grew 11.3% year-over-year to $126.5 million.

•	Net income was $20.0 million, as compared to $19.3 million in the prior year period.

•	Net income per diluted share was $0.51, as compared to $0.50 in the prior year period.

•	Adjusted EBITDA was $33.1 million versus $31.3 million in the prior year period.

First Nine Months of 2016 Highlights

•	Revenue grew to $361.7 million, which is an 8.6% year-over-year increase.

•	Net income was $49.7 million, as compared to $49.8 million in the prior year period.

•	Net income per diluted share was $1.28, as compared to $1.30 during the prior year’s first nine months.

•	Adjusted EBITDA was $85.8 million compared to $84.4 million in the prior year period.

“We are very pleased with our performance in the third quarter and first nine months of 2016. HFF’s transaction volumes increased across all business lines during the same periods driving revenues higher, despite the continued headwinds in the capital markets and their impact on the industry’s transaction activity in the first nine months of 2016,” said Mark Gibson, chief executive officer of HFF.

“Transaction volumes in the U.S. commercial real estate industry for the third quarter and first nine months of 2016 were lower as compared to the same periods in 2015. We have been operating in a challenging capital markets environment throughout 2016 due to a number of factors, including but not

HFF reports third quarter 2016 financial results

limited to, an unsettled sentiment among investors due to general uncertainty regarding domestic and global growth, the development of a “bid-ask” gap as buyers and sellers engage in “price discovery” for real estate assets, as well as increased regulatory scrutiny among financial institutions. While some of these headwinds are expected to persist into the future, it does not change our long-term view of the fundamental drivers of the U.S. commercial real estate transaction activity as evidenced by the increases in our overall headcount during the last 12 months.”

“We continue to benefit from our integrated platform, as well as the outstanding efforts of our associates who provide value-added solutions and services to our clients. We believe our unique partnership culture, our capital markets centric business model, our strong balance sheet, and the ongoing strategic investments we continue to make in our business will continue to increase our market presence in the real estate transaction services business,” added Mark Gibson.

Results for the Third Quarter Ended September 30, 2016

The Company’s revenues were $126.5 million for the third quarter of 2016, which represents an increase of $12.9 million, or 11.3% compared to revenues of $113.7 million for the third quarter of 2015. The Company generated operating income of $24.3 million during the third quarter of 2016, an increase of $0.4 million, or 1.7% when compared to operating income of $23.9 million for the third quarter of 2015. This increase in operating income is primarily due to the 11.3% increase in revenues which was offset by (a) increases in the Company’s compensation-related costs and expenses associated with the net growth in headcount of 99 associates during the last twelve months, (b) increases in non-cash stock compensation, and (c) increases in other operating expenses due to the growth in transactional activity and the increase in headcount.

Interest and other income, net, totaled $9.1 million in the third quarter of 2016, an increase of $1.1 million, or 13.3%, when compared to $8.0 million in the third quarter of 2015. This increase is primarily a result of an increase in servicing rights which was partially offset by reduction in securitization and other agency-related income.

HFF reports third quarter 2016 financial results

The Company reported net income for the quarter ended September 30, 2016 of $20.0 million, an improvement of approximately $0.8 million, or 4.0%, when compared to net income of $19.3 million for the quarter ended September 30, 2015. For the quarter ended September 30, 2016 net income per diluted share grew 2.0% to $0.51 compared to $0.50 for the third quarter of 2015.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the third quarter of 2016 was $33.1 million, which represents an increase of $1.8 million, or 5.8%, when compared to $31.3 million in the third quarter of 2015. This increase is attributable to the higher revenue and operating income. The Adjusted EBITDA margin for the third quarter of 2016 was 26.2%, a 130 basis point decrease as compared to an Adjusted EBITDA margin of 27.5% in the third quarter of 2015.

Results for the Nine Months Ended September 30, 2016

The Company reported revenues of $361.7 million for the nine months ended September 30, 2016, which represents an increase of $28.8 million, or 8.6% compared to $332.9 million in the same period of 2015. The Company generated operating income of $58.6 million during the first nine months of 2016 compared to operating income of $60.8 million for the first nine months of 2015. This decrease in operating income is primarily due to (a) increases in the Company’s compensation-related costs and expenses associated with the net growth in headcount of 99 associates during the last twelve months, (b) an increase in non-cash stock compensation and (c) increases in other operating expenses due to the growth in transactional activity and the increase in headcount. These costs increases were partially offset by revenue growth.

Interest and other income, net, was $24.1 million for the nine months ended September 30, 2016 compared to $23.0 million for the nine months ended September 30, 2015.

Net income for the nine month period ended September 30, 2016 was $49.7 million when compared to net income of $49.8 million for the same period in 2015. For the nine month period ended September 30, 2016, net income per diluted share was $1.28 compared to $1.30 for the nine month period ended September 30, 2015.

Adjusted EBITDA for the nine month period ended September 30, 2016 was $85.8 million, an increase of $1.4 million, or 1.6%, when compared to $84.4 million in the same period in 2015. This increase

HFF reports third quarter 2016 financial results

is primarily attributable to the increased revenue, partially offset by increases in operating costs associated with the additional headcount as well as a reduction in other agency-related income. The Adjusted EBITDA margin for the nine month period ended September 30, 2016 was 23.7%, a 170 basis point decrease, compared to an Adjusted EBITDA margin of 25.4% in the comparable period in 2015.

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Sep. 30,		For the Nine Months Ended Sep. 30,
	2016	2015	2016	2015
Revenue	$126,535	$113,685	$361,730	$332,948

Operating expenses:
Cost of services	71,348	63,549	206,336	189,270
Operating, administrative and other	27,863	23,947	88,182	76,271
Depreciation and amortization	3,063	2,323	8,625	6,604

Total expenses	102,274	89,819	303,143	272,145

Operating income	24,261	23,866	58,587	60,803

Interest and other income, net	9,053	7,989	24,109	23,006
Interest expense	(9)	(13)	(33)	(35)
(Increase) decrease in payable under the tax receivable agreement	(1,025)	1,052	(1,025)	2,143

Income before income taxes	32,280	32,894	81,638	85,917

Income tax expense	12,260	13,638	31,896	36,078

Net income	$20,020	$19,256	$49,742	$49,839

Earnings per share—basic	$0.52	$0.51	$1.30	$1.31
Earnings per share—diluted	$0.51	$0.50	$1.28	$1.30
Weighted average shares outstanding—basic	38,273,684	38,001,399	38,234,868	37,963,954
Weighted average shares outstanding—diluted	38,958,377	38,554,028	38,764,829	38,394,930

Adjusted EBITDA	$33,105	$31,285	$85,798	$84,435

Production Volume and Loan Servicing Summary

The volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

Third Quarter Production Volume Results

HFF reports third quarter 2016 financial results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months Ended September 30,
By Platform	2016		2015		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$9,674,618	310	$9,099,975	338	$574,643	6.3%	(28)	-8.3%
Investment Sales	9,292,530	206	7,690,984	155	1,601,546	20.8%	51	32.9%
Equity Placement	734,123	24	611,396	25	122,727	20.1%	(1)	-4.0%
Loan Sales	252,418	8	107,278	8	145,140	135.3%	—	0.0%

Total Transaction Volume	$19,953,689	548	$17,509,633	526	$2,444,056	14.0%	22	4.2%

Average Transaction Size	$36,412		$33,288		$3,124	9.4%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$3,072,900		$3,220,300		$(147,400)	-4.6%
Loan Servicing Portfolio Balance	$55,187,324	2,756	$47,293,808	2,631	$7,893,516	16.7%	125	4.8%

Production volumes for the third quarter of 2016 totaled approximately $20.0 billion on 548 transactions representing an increase of 14.0% in production volume and 4.2% in the number of transactions when compared to the production volumes of approximately $17.5 billion on 526 transactions for the third quarter of 2015. The average transaction size for the third quarter of 2016 was $36.4 million, which is approximately 9.4% higher than the comparable figure of approximately $33.3 million for the third quarter of 2015.

•	Debt Placement production volume was approximately $9.7 billion in the third quarter of 2016, representing an increase of 6.3% over the third quarter of 2015 volume of approximately $9.1 billion.

•	Investment Sales production volume was approximately $9.3 billion in the third quarter of 2016, an increase of 20.8% over the third quarter of 2015 volume of approximately $7.7 billion.

•	Equity Placement production volume was approximately $0.7 billion in the third quarter of 2016, an increase of 20.1% over the third quarter of 2015 volume of approximately $0.6 billion.

•	Loan Sales production volume was approximately $252.4 million for the third quarter of 2016, an increase of 135.3% from the $107.3 million of volume in third quarter 2015.

•	At the end of the third quarter of 2016, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue

HFF reports third quarter 2016 financial results

was approximately $3.1 billion compared to approximately $3.2 billion at the end of the third quarter of 2015, representing a 4.6% decrease.

•	The principal balance of the Company’s Loan Servicing portfolio reached $55.2 billion at the end of the third quarter of 2016, representing an increase of approximately $7.9 billion, or 16.7%, from $47.3 billion at the end of the third quarter of 2015.

Nine Month Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Nine Months Ended September 30,
By Platform	2016		2015		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$27,636,341	914	$26,757,291	932	$879,050	3.3%	(18)	-1.9%
Investment Sales	24,886,335	558	21,284,014	509	3,602,321	16.9%	49	9.6%
Equity Placement	2,550,570	98	2,052,214	87	498,356	24.3%	11	12.6%
Loan Sales	613,151	20	458,417	23	154,734	33.8%	(3)	-13.0%

Total Transaction Volume	$55,686,397	1,590	$50,551,936	1,551	$5,134,461	10.2%	39	2.5%

Average Transaction Size	$35,023		$32,593		$2,430	7.5%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$3,072,900		$3,220,300		$(147,400)	-4.6%
Loan Servicing Portfolio Balance	$55,187,324	2,756	$47,293,808	2,631	$7,893,516	16.7%	125	4.8%

Production volumes for the nine months ended September 30, 2016 totaled approximately $55.7 billion on 1,590 transactions, representing a 10.2% increase in production volume and a 2.5% increase in the number of transactions when compared to the production volumes of approximately $50.6 billion on 1,551 transactions for the comparable period in 2015. The average transaction size for the nine months ended September 30, 2016 was $35.0 million, representing a 7.5% increase over the comparable figure of $32.6 million in the nine months ended September 30, 2015.

Employment Comments

Consistent with its strategic growth initiatives, the Company continued to expand its total employment and production ranks to their highest levels since the Company went public in January 2007. Total headcount reached 897 associates as of September 30, 2016, which represents a net increase of 99, or

HFF reports third quarter 2016 financial results

12.4%, over the comparable total of 798 associates as of September 30, 2015. HFF’s total number of transaction professionals was 320 as of September 30, 2016, which represents a net increase of 30, or 10.3% over the comparable total of 290 transaction professionals as of September 30, 2015. Over the past twelve months, the Company continued to add transaction professionals to existing lines of business and product specialties through the promotion and recruitment of associates in 15 of the Company’s 23 offices.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss third quarter 2016 financial results on November 2, 2016 at 6:00 p.m. Eastern Time. To listen, participants should dial 855-307-9216 (U.S. callers) or 330-578-2801 (international callers) approximately 10 minutes prior to the start of the call and enter participant code 87772749. A replay will become available after 9:00 p.m. Eastern Time on November 2, 2016 and will continue through November 9, 2016, by dialing 855-859-2056 (U.S. callers) and 404-537-3406 (international callers) and entering participant code 87772749.

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on November 2, 2016 beginning at 6:00 p.m. Eastern Time. A recording of the broadcast will be available for replay on the Company’s website for one year. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 23 offices nationwide and is one of the leading and largest full-service commercial real estate

HFF reports third quarter 2016 financial results

financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully-integrated national capital markets platform including debt placement, investment sales, equity placement, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.‘s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports third quarter 2016 financial results

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$191,802	$233,904
Accounts receivable, receivable from affiliate and prepaids	16,085	13,305
Mortgage notes receivable	826,851	318,951
Property, plant and equipment, net	15,517	13,592
Deferred tax asset, net	115,017	129,877
Intangible assets, net	35,781	30,734
Other noncurrent assets	5,479	2,167

Total assets	$1,206,532	$742,530

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$824,517	$318,618
Accrued compensation, accounts payable and other current liabilities	52,915	77,376
Long-term debt (includes current portion)	790	1,014
Deferred rent credit and other liabilities	11,296	9,827
Payable under the tax receivable agreement	111,392	121,191

Total liabilities	1,000,910	528,026
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 38,085,785 and 37,854,312 shares outstanding, respectively	385	383
Additional paid in capital	129,211	117,216
Treasury stock	(11,642)	(11,378)
Retained earnings	87,668	108,283

Total equity	205,622	214,504

Total liabilities and stockholders’ equity	$1,206,532	$742,530

HFF reports third quarter 2016 financial results

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration and the inherent value of servicing rights, which are non-cash income amounts and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or

HFF reports third quarter 2016 financial results

any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three and nine months ended September 30, 2016 and 2015:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$20,020	$19,256	$49,742	$49,839
Add:
Interest expense	9	13	33	35
Income tax expense	12,260	13,638	31,896	36,078
Depreciation and amortization	3,063	2,323	8,625	6,604
Stock-based compensation	2,905	1,850	8,941	6,394
Valuation of mortgage servicing rights	(6,177)	(4,743)	(14,464)	(12,372)
Increase (decrease) in payable under the tax receivable agreement	1,025	(1,052)	1,025	(2,143)

Adjusted EBITDA	$33,105	$31,285	$85,798	$84,435

Contacts:

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

MYRA F. MOREN

Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

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